Exhibit 10.3

[COMPANY LETTERHEAD]

[Column B]

Re:                               Employment Offer Letter

Dear [Column A],

I am pleased to offer you employment with Acquity Group Limited (the “Company”) in the position of [Column C].  Your principal place of employment will be the Company’s offices located in [Column D], although your duties may require reasonable business travel.

Your annual base salary will be $[            ] paid monthly, and your compensation shall be subject to review and adjustment as determined by the Company.  All compensation paid to you shall be subject to applicable tax withholding and deductions.  In addition, you will be eligible to participate in the Company’s standard benefits arrangements, subject to the terms and conditions of the applicable plan, program, or policy.

As a condition to your employment, you will be expected to comply with all of the Company’s policies and procedures as may be in effect from time to time.  This includes executing the Company’s standard form of Employee Confidentiality and Non-Competition Agreement, a copy of which is included with this letter for your review.

Your employment with the Company is “at-will.”  This means that your employment may be terminated by you or the Company at any time and for any reason.  While employed by the Company, you will be expected to devote your full business efforts to the Company.  You agree you will not participate in any other business activities without the prior written consent of the Company.

All disputes related to your employment, or the subsequent termination of your employment, including disputes related to compensation payable to you, shall be resolved by binding arbitration in Hong Kong conducted by the Hong Kong International Arbitration Centre  under its then applicable rules related to the resolution of employment disputes.  However, nothing in this letter shall be deemed to prevent you or the Company from obtaining injunctive relief in a court of law if necessary to prevent irreparable harm.

This offer letter represents the entire understanding between you and the Company with respect to your employment and supersedes all prior agreements. This offer letter shall be governed by the laws of the Hong Kong Special Administrative Region of the PRC, without regard to the conflicts of laws provisions therein. This offer letter may be amended only in writing signed by you and the Company.

We are excited by the prospect of the commencement of your employment and I look forward to your success with the Company.  To indicate your acceptance of this offer of employment, please sign and date the enclosed duplicate of this offer letter and return a copy to me.

Once again, I am very pleased that you will be joining us.

Very truly yours,

Acquity Group Limited

Signature:
Name:
Title:

Agreed to and accepted by:

Signature:		on [Column B]

Name:	[Column A]	(printed)

FORM OF EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

In consideration of being employed by Acquity Group Limited., the undersigned (“Employee”) hereby agrees as follows:

1.             COMPETITIVE ACTIVITIES

(a)           No Competitive Activities During Employment.  Employee realizes that, as an employee, Employee has certain fiduciary and other obligations to Acquity Group Limited and its affiliated entities (including, but not limited to 2020 GlobalGrowth Equities Limited, 2020 Global Investments LLC and Acquity Group LLC) (collectively, the “Company”).  Accordingly, for so long as Employee is employed or otherwise retained or compensated in any way by the Company, Employee shall not, directly or indirectly, render services to, assist, participate in the affairs of, or otherwise be connected with any person or entity (other than the Company) which is engaged in, or is planning to engage in, any business that is in any respect competitive with the business of the Company, in any capacity (whether as an employee, investor, officer, director, partner, member, manager, shareholder, lender, consultant or otherwise), including but not limited to any capacity that would:

(i)            utilize Employee’s services with respect to such business or with respect to the sales or offering of products or services similar to those which the Company provides, offers or plans to provide or offer, irrespective of where Employee renders such services; or

(ii)           reasonably be expected to utilize in any way any Confidential Information (as defined in Section 2) acquired by Employee during the course of his/her employment with the Company (whether acquired preceding, on or following the date hereof).

(b)           No Competitive Activities Post-Employment with Company Competitor.  Employee will not for one year after termination of his/her employment, in any form or manner, directly or indirectly, on his/her own behalf or in combination with others, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money, or in any other relation or capacity whatsoever), or solicit or attempt to solicit or provide services similar to the Company for, any of the Company’s existing clients at the time of the termination of my employment with Company, past clients with whom the Company worked with during his/her employment with Company, or potential clients with whom the Company had begun discussions prior to the termination of his/her employment with Company.

(c)           Exception.  Nothing contained in this Section 1 shall prohibit or prevent Employee from owning securities in companies listed on a national securities exchange or traded on a national over-the-counter market, in an amount which does not exceed 5% of the outstanding securities of any such companies.

2.             PROTECTION OF CONFIDENTIAL INFORMATION

(a)           Confidential Information.  For purposes of this Agreement, “Confidential Information” means all information that is not generally known and gives the Company a competitive advantage over others who do not know or use it, which Employee obtains from the

Acquity Group Limited	Employee Initials

Company, or learns, discovers, develops, conceives, or creates while employed or otherwise retained by the Company, and which relates to the business or assets of the Company.  The term “Confidential Information” includes, but is not limited to, inventions, ideas, computer programs, protocols, designs, processes, techniques, research and development information; identities of clients and referral sources; financial data and information; business plans, strategies and processes; pricing and contract terms; client and referral source preferences and requirements; and any other information of the Company that the Company shares with Employee or that Employee should know, by virtue of Employee’s position or the circumstances under which Employee learned it, should be kept confidential.  Confidential Information also includes information obtained by the Company in confidence from its clients, referral sources, partners, vendors and other third parties.

(b)           No Disclosure.  Employee acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of its Confidential Information.  Employee therefore agrees that Employee will not disclose to others in any manner, use for Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information, and Employee shall take all reasonable measures, in accordance with policies established by the Company, to protect Confidential Information from any accidental, unauthorized, or inappropriate use or disclosure.  Employee’s obligations under this Section 2 shall continue for so long as Employee is employed or otherwise retained or compensated by the Company, and shall continue thereafter for two (2) years, and in addition, with respect to Confidential Information constituting a trade secret within the meaning of the Uniform Trade Secrets Act, for so long as such Confidential Information remains a trade secret.

(c)           The Company’s Ownership of Confidential Information and Intellectual Property.  Employee further agrees that all files, records, documents, data, specification, equipment, software, hardware and similar items, whether maintained in hard copy or on line relating, to the Company’s business, whether prepared by Employee or others, and whether constituting Confidential Information or Intellectual Property (as defined below), are and shall remain exclusively the property of the Company, and that they shall not be removed from the premises or, if kept on-line, from the computer systems of the Company, without the express prior written consent of President of the Company.

3.             NO SOLICITATION OF EMPLOYEES.  Employee recognizes that the Company’s employees are unique and valuable resources of the Company who have knowledge of and access to Confidential Information and trade secrets of the Company, and who have been trained by the Company, and that the Employee’s employment requires Employee to have access to and interaction with the Company’s other employees.  Employee further acknowledges that other employees of the Company have certain legal obligations, arising in contract and otherwise, to the Company which include the obligations not to unfairly compete with the Company and not to disclose or use for the benefit of others any Confidential Information or trade secrets of the Company.  Accordingly, Employee agrees that for so long as Employee remains employed or otherwise retained or compensated by the Company and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, recruit or solicit any employee, or group of employees, of the Company to terminate employment with the Company, or to become employed by or contract with Employee or any other person or entity.  Employee will further not interfere in the relationship between the Company and any such employees.

Employee Initials

4.             NO SOLICITATION OF CLIENTS OR REFERRAL SOURCES.  Employee acknowledges that in the course of being employed or otherwise retained or compensated by the Company, Employee will have access to Confidential Information regarding the identity, preferences and requirements of the Company’s clients and referral sources.  Employee further acknowledges that Employee is prohibited from unfairly competing with the Company by using or disclosing to or for the benefit of others any such information of the Company.  Accordingly, Employee agrees that for so long as Employee remains employed or otherwise retained or compensated by the Company and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, induce or solicit any client or referral source of the Company to terminate such client’s or referral source’s relationship or arrangement with the Company, nor will Employee solicit, market to or recruit any client or referral source of the Company on behalf of Employee or any other person or entity that competes with, or that provides services or products similar to those provided by, the Company.

5.             ASSIGNMENT OF INTELLECTUAL PROPERTY

(a)           Original Development.  All work that Employee performs for or on behalf of the Company and its clients or referral sources, and all work product that Employee develops or produces, including but not limited to software, documentation, memoranda, ideas, designs, inventions, and processes (“Intellectual Property”), will not, to the knowledge of Employee, infringe or violate any patent, copyright, trade secret, or other property right of any other third party.

(b)           Disclosure.  Employee will promptly disclose to the Company all Intellectual Property that is developed within the scope of Employee’s employment with or other retention by the Company or that relates directly to, or involves the use of, any Confidential Information, including but not limited to all software, all concepts, ideas, and designs, and all documentation, manuals, policies, protocols, and other documents or writings.  Employee understands that prompt disclosure is necessary to allow the Company to secure any patent, copyright or trademark protection that may be available to the Company.

(c)           Assignment.  Employee hereby assigns to the Company all of Employee’s right, title and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Intellectual Property prepared, made or conceived in whole or in part by Employee within the scope of Employee’s employment with or retention by the Company or that relate directly to, or involve the use of, Confidential Information.  Employee agrees to execute all documents reasonably requested by the Company to further evidence the foregoing assignment and to provide all reasonable assistance to the Company in perfecting or protecting any or all of the Company’s rights in the Intellectual Property.

(i)            Prior Intellectual Property Not Assigned.  The above assignment does not apply to an invention for which no equipment, supplies, facility or trade secret of the Company were used and which were developed entirely on Employee’s own time (“Prior Intellectual Property”), unless (a) the invention relates (i) to the business of the Company, or (ii) the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.  Employee agrees, however, that the Company has the right to any improvements made upon the Prior Intellectual Property during and subsequent to his/her employment if said improvements (i) relate at the time of

Employee Initials

conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by Employee for the Company.

(ii)           Disclosure of Prior Intellectual Property.  Employee represents that Employee has indicated on the signature page of this Agreement all inventions, expressions of ideas, or other Intellectual Property possibly related to the Company’s business and created prior to Employee’s employment by the Company in which Employee has any right, title or interest that Employee does not assign to the Company.  If Employee does not have any such inventions, expressions of ideas or work product to indicate, Employee will write “none” on the signature page.

(d)           Scope of Rights.  The Company’s rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to all Intellectual Property and Confidential Information notwithstanding that it is perfected, improved, reduced to specific form or used after Employee has left the Company’s employment.

6.             RETURN OF CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.  Upon termination of Employee’s employment with the Company for any reason, or at any time upon request of the Company, Employee agrees to promptly deliver to the Company all materials of any nature that are in Employee’s possession or control and that constitute or contain Confidential Information or Intellectual Property, or that are otherwise the property of the Company or of any client, referral source, partner or vendor, including, but not limited to, writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation, and notes.

7.             INTENT; SEPARATE COVENANTS.  Employee agrees that the covenants contained in this Agreement are reasonable in light of the nature of the Company’s business and Employee’s role in the business of the Company.   The covenants contained in this Agreement shall be construed as a series of separate and severable covenants.  If any covenant contained in this Agreement is determined, by any court of competent jurisdiction, to be unenforceable or unreasonable, Employee agrees that such covenants may and shall be modified by such court, but only to the extent necessary to eliminate those restrictions determined to be unenforceable or unreasonable.  Nothing contained in this Section or elsewhere in this Agreement is intended to or shall modify or reduce in any way Employee’s obligations to comply, while employed or thereafter, with applicable laws relating to trade secrets, Confidential Information, or unfair competition.

8.             REMEDIES.  Employee acknowledges and agrees that Employee’s breach of any provision of Section 1, 2, 3, 4, 5 or 6 of this Agreement is likely to cause irrevocable harm to the Company, for which there may be an inadequate remedy at law and which the ascertainment of damages would be difficult.  Accordingly, in the event of a breach by Employee of any term of this Agreement, the Company shall be entitled, in addition to and without having to prove the inadequacy of other remedies at law (including, without limitation, damages for prior breaches hereof), to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

Employee Initials

9.             MISCELLANEOUS.

(a)           Binding on Successors; Modification.  The provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the parties.  This Agreement supersedes all earlier agreements between the Company and Employee which deal with the subject matter of this Agreement, if any, and may not be modified in whole or in part except by a statement in writing signed by Employee and an officer of the Company.

(b)           Choice of Law; Dispute Resolutions.  This Agreement and the enforcement hereof shall be governed and controlled in all respects by the laws of the Hong Kong Special Administrative Region, without regard to the conflicts of laws provisions therein.  All disputes related to this agreement shall be resolved by binding arbitration in Hong Kong conducted by the Hong Kong International Arbitration Centre  under its then applicable rules related to the resolution of employment disputes. However, nothing in this letter shall be deemed to prevent you or the Company from obtaining injunctive relief in a court of law if necessary to prevent irreparable harm.

10.           ACKNOWLEDGEMENT

By signing this Agreement:

(a)           Employee understand that Employee has a legal commitment to abide by the above obligations;

(b)           Employee certifies that Employee has read and understand this Agreement;

(c)           Employee recognizes that any violation of this Agreement may be cause for disciplinary action, including, but not limited to, termination of employment and legal action;

(d)           Employee acknowledges that this Agreement is not a representation or agreement as to continued or guaranteed employment or any minimum or specified term or length of employment.  Employee’s employment with the Company is terminable at-will.

DATED:	[Column B]

Signature:
Printed Name:	[Column A]

Prior Intellectual Property

Employee Initials

Column A	Column B	Column C	Column D
Adrian Chan	September 13, 2011	Company Secretary	Hong Kong
G. George Lu	September 13, 2011	Group Chief Executive	Hong Kong

Employee Initials